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                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Quest Software, Inc. and subsidiaries

We consent to the use in this Registration Statement of Quest Software, Inc. and subsidiaries on Form S-1 of our report dated June 9, 1999, (except for paragraphs 3 of note 1 and the 1999 Stock Incentive Plan and 1999 Employee Stock
Purchase Plan described in note 5 as to which the date is June   , 1999)
appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Quest Software, Inc. and subsidiaries, listed in Item 16. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Costa Mesa, California
June   , 1999

     The above consent is in the form which will be signed by Deloitte & Touche LLP upon the consummation of the items described in notes 1 and 5 of the notes to the consolidated financial statements and assuming that from June 9, 1999 to the effective date of such items, no other events have occurred that would affect the accompanying consolidated financial statements and notes thereto.

Deloitte & Touche LLP
Costa Mesa, California
June 11, 1999